Exhibit 97

FIRSTSERVICE CORPORATION CLAWBACK POLICY

Effective as of December 1, 2023

Scope

This Clawback Policy (this “Policy”) applies to any individual who is or was an Executive Officer (as defined below) of FirstService Corporation (“FirstService”) at the relevant time. Should FirstService be required to prepare an Accounting Restatement (as defined below), FirstService will have the right to claw back Incentive-Based Compensation (as defined below) from its Executive Officers, on and subject to the terms provided for in this Policy.

Definitions

For the purposes of this Policy, the following terms will have the meanings set forth below:

“Accounting Restatement”	means any accounting restatement of FirstService’s financial statements due to material noncompliance with any financial reporting requirement under United States federal securities laws, including any required accounting restatement to correct a material error in FirstService’s previously-issued financial statements, or to avoid a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Erroneously Awarded Compensation”	means the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts in connection with an Accounting Restatement and must be computed without regard to any taxes paid and otherwise in accordance with the U.S. Clawback Rules.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.

“Executive Officer”	means any individual listed as, or holding the position designated as being, an executive officer in FirstService’s most recently filed annual information form, and any other person that would be considered an “executive officer” of FirstService within the meaning of the U.S. Clawback Rules. For clarity, in applying a Restatement Clawback, “Executive Officer” will include any person who served as an Executive Officer at any time during the performance period for the Incentive-Based Compensation subject to such Restatement Clawback.

“Financial Reporting Measures”	means measures that are determined and presented in accordance with the accounting principles used in preparing FirstService’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return.

“Incentive-Based Compensation”	means any compensation to any Executive Officer that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

Clawback Policy – March 2024

“Restatement Clawback”	means recovery and repayment of Erroneously Awarded Compensation from an Executive Officer when FirstService is required to prepare an Accounting Restatement.

“Restatement Date”	means the date on which FirstService is required to prepare an Accounting Restatement (such date as determined by the U.S. Clawback Rules).

“U.S. Clawback Rules”	means Section 10D of the Exchange Act, Rule 10D-1 issued thereunder, and the listing standards of the applicable U.S. Stock Exchange to implement Rule 10D-1 under the Exchange Act.

“U.S. Stock Exchange”	means the National Association of Securities Dealers Automated Quotations (NASDAQ) and/or any other U.S. national securities exchange(s) on which FirstService’s securities are listed.

Accounting Restatements

In the event FirstService is required to prepare an Accounting Restatement, the board of directors of FirstService (the “Board”) will review all Incentive-Based Compensation received by Executive Officers (a) after beginning service as an Executive Officer, (b) who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation, (c) during the three completed fiscal years immediately preceding the applicable Restatement Date (as well as during any transition period specified in the U.S. Clawback Rules), (d) while FirstService had a class of securities listed on a U.S. Stock Exchange and (e) after the U.S. Clawback Rules became effective. Incentive-Based Compensation is deemed “received” in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment or grant of Incentive-Based Compensation occurs after the end of that period. If the Board determines that an Executive Officer received any Erroneously Awarded Compensation in connection with such Accounting Restatement, the Board shall, reasonably promptly after the Restatement Date, seek recoupment from such Executive Officer of all such Erroneously Awarded Compensation, subject to the exceptions set forth below under “—Recoupment Exceptions”. The Board will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation hereunder.

Calculation of Erroneously Awarded Compensation

The amount of Erroneously Awarded Compensation shall be calculated in accordance with the U.S. Clawback Rules. For Incentive-Based Compensation based on FirstService’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on FirstService’s stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) FirstService must maintain documentation of the determination of that reasonable estimate and provide such documentation to the applicable U.S. Stock Exchange.

Clawback Policy – March 2024

Recoupment Exceptions

FirstService must recover any Erroneously Awarded Compensation unless the committee of the Board making executive compensation decisions (or, in its absence, the majority of the independent directors serving on the Board) determines that any of the impracticality exceptions set forth in the U.S. Clawback Rules are available.

FirstService’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements for the Accounting Restatement have been filed.

Recoupment of Erroneously Awarded Compensation due to an Accounting Restatement will be made on a “no fault” basis, without regard to whether any misconduct occurred or whether any Executive Officer is responsible for the noncompliance that resulted in the Accounting Restatement.

No Indemnification

FirstService shall not indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation.

Indemnification of the Board

Any members of the Board who assist in the administration of this Policy will not be personally liable for any action, determination or interpretation made with respect to this Policy and will be fully indemnified by FirstService to the fullest extent under applicable law and FirstService policy with respect to any such action, determination or interpretation. The foregoing sentence will not limit any other rights to indemnification of the members of the Board under applicable law or FirstService policy.

Further Reference to Applicable SEC and U.S. Stock Exchange Rules

This Policy shall be qualified in all respects by reference to the U.S. Clawback Rules. To the extent there is a conflict between this Policy and the U.S. Clawback Rules, or any interpretive question arises hereunder, the U.S. Clawback Rules shall control.

Applicability

Each award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation granted or paid to an Executive Officer will include (or will be deemed to include) a provision incorporating this Policy or the requirements of this Policy. The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to FirstService.

Other Recovery Obligations

To the extent that the application of this Policy would provide for recovery of Incentive-Based Compensation that FirstService already recovered pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount already recovered from the relevant Executive Officer will be credited to the required recovery under this Policy.

Clawback Policy – March 2024

Interpretation

The Board shall have full and final authority to make all determinations under this Policy including, without limitation, whether this Policy applies and, if so, the amount of compensation to be repaid or forfeited by an Executive Officer. All determinations and decisions made by the Board pursuant to the provisions of this Policy shall be final, conclusive and binding on all parties.

Clawback Policy – March 2024